TEAMING AGREEMENT BETWEEN WOOLPERT, INC. AND US FUEL CORPORATION

Section 1. General

THIS AGREEMENT is made and entered into this 3rd day of May, 2013, by and between Woolpert, Inc., with an office located at 4454 Idea Center Boulevard, Dayton, OH 45430 (hereinafter referred to as "Team Member") and the "Owner" identified herein.

•	Owner: US Fuel Corporation
•	Address: 277 White Horse Pike, Suite 200, Atco,NJ 08004
•	Contact Person: Harry Bagot
•	Phone Number: 856.753.1046
•	Fax Number: 856.753.5132
•	Location of Project: Within the State of Kentucky, CTL Process Plant (specific location to be determined), and hereafter referred as the "Project"

WHEREAS, US Fuel Corporation (hereinafter "US Fuel"), is a Nevada corporation having its head office at 277 White Horse Pike, Suite: 200 Atco, N.J. 08004.

AND, hereinafter US Fuel and Woolpert shall be individually referred to as a party and collectively referred to as the "Parties".

WHEREAS, US Fuel is, among other things, a project planner and developer of renewable energy and alternative fuel projects, with an emphasis on developing Coal-to-Liquid ("CTL") projects to produce diesel and jet fuel; and

WHEREAS, Woolpert is the Lead Design Consultant and Design-Build Program Manager to provide the necessary Planning, design and preliminary design-build documents and to coordinate with the CTL equipment and process designer on projects in Kentucky as assigned by the Owner.

WHEREAS, the parties hereto intend to submit design documents for permitting of this Project subject to this Agreement in response to the selected site located in one of the counties in the State of Kentucky;

WHEREAS, each of the parties hereto, having carefully assessed the capabilities and interests of the other, has concluded that a mutual effort in preparation of the design and performance of the Project may enhance the likelihood of a successful project to the Owner; and

WHEREAS, the Owner shall be primarily responsible for the Project; the Team Member understanding is that the Owner will contract with other consultants as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein set forth, the project design by the Owner including the Team Member, and other good and valuable considerations, the parties hereto do agree as follows:

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Section 2. Design Preparation

2.1: The Team Member shall provide appropriate personnel and use reasonable efforts to prepare and submit to the Owner such data as are required for use in preparation of the design to be submitted to the State of Kentucky Air Quality Board and other permitting agencies, which covers the work identified in Attachment A and incorporated by this reference, and provide other reasonable assistance to the Owner in preparation and presentation of the design.

: Owner shall provide appropriate personnel and use reasonable efforts to prepare the Proposal, integrate the data provided by the Team Member and other subconsultants, and submit the design to the State of Kentucky reviewing agencies. The ultimate responsibility for design content shall be with the Owner; however, the Owner shall consult with the Team Member on decisions affecting data of the Team Member. Notwithstanding, the Owner shall identify Team Member and the services that Team Member will be providing, which shall be reflective of the services identified in Attachment A.

: All communication relating to this Agreement shall be directed to the specific persons designated to represent the Owner and the Team Member on this Project. With respect to the Owner, the contact person shall be as named in Section I . With respect to Team Member, the contact person is as follows, to be contacted at the Team Member address listed in Section 1:

•	Team Member Contact Person: Michael J. Stanoikovich
•	Phone Number:
•	Fax Number:

2.4: If reasonably requested by the Owner, the Team Member will attend, or participate via video or phone conferencing as available, necessary pre-proposal or State of Kentucky agency review meetings.

Section 3. Relationship of the Parties

3.1: This Agreement shall not constitute a joint venture, partnership, or any other form of joint entity. The parties shall act as independent contractors, and neither paity shall act as agent for or partner of the other party for any purpose whatsoever, and the employees of one shall not be deemed the employees of the other. Neither party shall have the authority to bind the other party or make commitments of any kind for or on behalf of the other party without the other party's prior written consent.

: With notification to proceed, the Owner shall acknowledge the Team Member as principal consultant, subject to Section 4, in performance of the Project. The Owner expressly reserves the right to contract with other consultants for portions of the Project not described in Attachment A.

: It is agreed between the parties that the Owner shall be the Prime Contact with the State of Kentucky reviewing agencies with respect to the submittal and contents of the design identified in this Agreement. In the event it becomes desirable for Team Member to contact the State of Kentucky reviewing agencies with regard to the permitting status, such contact shall be approved by the Owner to ensure coordination of efforts and understanding of commitments prior to such contact.

: For the purposes of this Proposal only, the Owner shall not participate on other teams (subject however to Team Leader's right to contract for other services pursuant to Paragraph 3.2) ai1d shall exclusively contract with Team Member for the services identified in Attachment A. The parties shall not divulge the makeup, strategies, and marketing activities of the team in pursuit of work stemming from this design; however, Team Member may disclose the fact that Team Member is participating with Owner.

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: Each party represents to the other that neither it nor any of its employees have been suspended or debarred from providing services to the State of Kentucky, or the Federal Government or one of its agencies or depaiiments.

Section 4. Performance

: The Owner shall offer the Team Member a contract for the work identified in Attachment A, provided that the Owner gives notice to proceed on the Project that includes the services identified in Attachment A.

In the event that Owner is awarded the Project that includes some, but not all, of the services identified in Attachment A, the Owner shall offer Team Member a contract for the services identified in Attachment A that are required for the Project awarded to the Owner. If the actual services required for the Project that would be rendered by Team Member are less than 50 percent of the services as anticipated in Attachment A, Team Member may decline to enter into contract negotiations with Owner and this Agreement shall terminate.

: The Owner and the Team Member agree to negotiate in good faith and proceed in a timely manner to conclude a mutually acceptable contract in a form substantially conforming to Woolpert's Professional Service Agreement. If requested, a copy of the standard contract will be made available for review by the Owner.

Section 5. Costs

Any and all costs, expenses, or liability to either the Owner or the Team Member caused by or arising out of this Agreement, its implementation, amendment, or expansion, shall be borne by each party separately and individually, and neither party shall be liable or obligated to the other for any such cost, expense, or liability, except to the extent that such costs, expenses, or liabilities are reimbursed, paid, or provided for under a subcontract, if any, entered into and between the parties.

Section 6. Proprietary Information

: Under this Agreement, the parties anticipate that it may be necessary for either to transfer to the other information of a proprietary nature. If a party agrees to release Proprietary Information to the other, the Proprietary inf01mation shall be clearly identified by the party the Proprietary Information at the time of disclosure. Proprietmy information (hereinafter "information") may include, but not be limited to certain project, pricing, financial, personnel and marketing documents; client lists; software; "know-how"; trade secrets and other business documents and materials of a generally confidential nature.

: The party receiving the proprietary information (hereinafter "Receiving Party") shall not disclose such information from the party disclosing the information (hereinafter "Disclosing Party") to any third party(ies), unless such information:

(a)	is publicly available or otherwise in the public domain; or
(b)	is rightfully furnished to it from any third party, without restriction and without breach of this Agreement; or
(c)	is released by the Disclosing Party to any third pmiy without restriction; or

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(d)	must be disclosed by the Receiving Party pursuant to judicial order or proper Government regulation or other requirement, provided the Receiving Party uses its reasonable best efforts to notify the Disclosing Party prior to such disclosure.

The Receiving Party shall use the same degree of care it uses to protect its own confidential and proprietary information, but in any event not less than reasonable care, to prevent the disclosure and to protect the confidentiality of the infonnation received. The Receiving Party shall not be liable for an inadvertent disclosure of such information to a third party(ies) if it is disclosed despite the exercise of the degree of care required above, provided that upon discovery of such inadvertent disclosure, the Receiving Party promptly notifies the Disclosing Party, takes all reasonable steps to retrieve the inadvertently disclosed information, and immediately takes steps to preclude further disclosure.

This is to confirm that each of the undersigned, jointly and severally, their affiliates and assignees confirm that any corporation, division, subsidiary, employees, agents or consultants, or assignees thereof will not make any contact with, deal with or otherwise involve in any transaction, between the parties defined herein, or subsequent to this agreement, without written permission of the introductory party.

By signature below and execution of this agreement, each of the undersigned, jointly and severally, their affiliates and assignees confirm that any corporation, organization, firm, company or individual of which the undersigned is a party to, employee of, member of, or otherwise, which would benefit financially from an association, is bound by this agreement.

    Notwithstanding the disclosure of any Confidential Information by the Disclosing Party to the Receiving Party, the Disclosing Party shall retain title thereto and all intellectual property and proprietary rights therein, and the Receiving Party will have no rights, by license or otherwise, to use the Confidential Information except as expressly provided herein. The Receiving Party shall not alter or obliterate any trademark, trademark notice, copyright notice, confidentiality notice or any notice of any other proprietary right of the Disclosing Party on any copy of the Confidential Information, and shall faithfully reproduce any such mark or notice on all copies of such Confidential Information.

This Agreement does not in any way prevent or constrain either party's use of any other provider of, or either party's current or future development of, products, or services similar to the products or services of the other party hereto or the products or services that are the subject of the discussions anticipated by the Agreement (provided such development does not involve the use of the other party's Confidential Information contrary to the Agreement).

: The Receiving Party agrees that it shall not use such information for any purpose except for the completion of the design or a resulting subcontract between the parties. The parties do acknowledge that certain pricing information may need to be forwarded to the Prime Client for the purpose of trying to secure a contract. If the Receiving Party discloses such pricing information to the Prime Client, it shall request in writing to the Prime Client that such information shall be kept confidential and not subject to public disclosure, if Prime Client is a public entity, or otherwise provided to any other party. The Receiving Party agrees that only persons employed by the Receiving Party who have a "need to know" about the proposal will be provided such information and that the Receiving Party shall be responsible for such persons and that such persons will be bound by the terms of this Section 3. The Disclosing Party may, at any time, demand return of all information provided to the Receiving Party. In such event, the Receiving Party agrees to return all the information with the exception of one copy, which the Receiving Party shall be entitled to maintain for archival and legal purposes only, provided that the Receiving Party continues to maintain the confidentiality of such information while in its possession. The obligations of confidentiality under this Section 6 shall survive tennination of this Agreement and shall remain in effect for a period of ten years from the date such information is first received.

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Section 7. Termination of Agreement

Except as otherwise expressly provided in Sections 4 and 6 of this Agreement, and unless extended by mutual written agreement of the parties, this Agreement shall automatically expire upon the occurrence of any of the following events, whichever shall occur first:

•	Except as provided herein, upon making and entering into a contract between the Owner and Team Member. Notwithstanding, in the event that the Project or services will occur in phases and a series of contracts or task orders will be utilized to contract the services provided under the solicitation to Team Member, this Agreement shall tenninate after the final contract or task order is executed by both parties that concludes the services identified in Attachment A.

•	Upon official announcement of cancellation of the Project by the Owner.
•	Upon official announcement that an award for the Project will not be made by the Owner.
•	Upon deletion from the Project by the Owner of all of the work to be performed by the Team Member
•	Except as provided herein, upon the elapsing of 12 months from the date of this Agreement. Notwithstanding, if the design has been submitted and remains under consideration by the Client upon the expiration of twelve months from the date hereof, then in such case, this Agreement shall continue in force until terminated pursuant to one of the other events enumerated herein. Further, in the event that the Owner gives notice to proceed for this Project and parties have yet to enter into a contract to Team Member, or a series of contracts or task orders will be utilized to contract the services provided under the solicitation to Team Member, this Agreement shall continue in force until terminated pursuant to one of the other events enumerated herein.

This Agreement can also be terminated for cause by either party upon ten (10) days' written notice of a material breach of this Agreement by the other party through no fault of the terminating party and failure of the breaching party to cure the default during the notice period. In the event of termination for cause, the party terminated for cause shall be precluded from further pursuing the solicitation independently or as a member of another team.

Section 8. Miscellaneous

: This Agreement shall relate only to the design relating to this Project and to no other effort undertaken by the Owner or the Team Member jointly or separately.

In addition, the role as Design-Build Program Manager does not super cede the contractual relationship between the Owner and General Contractor, its trade subcontractors, or Vendor procurement initiated by Owner. The Design-Build Program Manager will provide recommendations on the selection of the General Contractor and other identified areas of construction as negotiated by Owner on specific contracts in question. The Design-Build Program Manager will assist the Owner in creation of General Conditions which specify various construction phase time/cost control provisions which provide the Owner better control and options to expedite the construction, if desired.

     : This Agreement may not be assigned or otherwise transferred by either party, in whole or in part, without the express prior written consent of the other party.

     : The Owner agrees that under no circumstances will any information, whether Proprietary or otherwise, be used to solicit employment of any employee of the Team Member during the period of this Agreement and for a period of two years thereafter or the maximum period allowed by law, whichever is less. For purposes of this provision, solicitation shall not include notices for employment posted in a newspaper or on Owner's website in which an employee of Team Member other responds. To the extent permitted by law, the Owner further agrees not to hire any employee of the Team Member during the period of this Agreement and for a period of two years thereafter or the maximum period allowed by law, whichever is less. Unless otherwise mutually agreed in writing, any attempt to solicit, or the actual hiring of, any employee of the Team Member during the restriction period shall entitle the Team Member to seek an injunction and any other relief provided at law, including reasonable attorney's fees to enforce this provision.

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     : The rights and obligations indicated in Sections 3, 8.3, 9, and 10 of this Agreement shall survive termination of this Agreement.

     : No Trading in US Fuel Stock. Woolpert understands that US Fuel is a publicly traded corporation, symbol USFF and acknowledges and agrees that it will not use any non-public information about US Fuel to purchase or sell shares in US Fuel for at least twelve (12) months after receipt of information, as this information could be construed as insider trading information to an investor or potential investor under federal and state securities laws and regulations. US Fuel would not release this information to Woolpert but for Woolpert acknowledging and agreeing to the terms and conditions in this paragraph. In the event that Woolpert, its affiliates or related third parties violate the terms of this paragraph then US Fuel can, in its sole discretion, immediately take all actions it deems appropriate, including, but not limited to notifying the Transfer Company to cancel any shares acquired or sold, notifying the Securities Exchange Commission and any other regulatory agency about the misconduct.

     : Other Work of Each Party. While it is understood and agreed that the Parties shall give their utmost in skill and effort as may be required to develop renewable energy products and projects, the Parties agree that this Agreement is not intended to limit the Parties in their other business activities. Unless the action is in breach of this Agreement, such as by improperly using the Confidential Information or Intellectual Property of another party, all Parties to this agreement shall be free at all times to engage in and conduct other activities arising in the course of their usual and customary business.

Section 9. Publicity

Either party desiring to issue a news release, public announcement, advertisement, or any other form of publicity concerning its efforts in connection with this Agreement shall give full consideration to the role and contributions of the other party and shall obtain the prior written approval of the other party prior to such issuance.

Section 10. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

Section 11. Force Majeure

No Party shall hold the others responsible for damages or delays in performance caused by force majeure, acts of God, or other events beyond the control of the other Parties or that could not have been reasonably foreseen and prevented. In the event that any Party goes into bankruptcy or ceases doing business for any reason, each Party that is in business (a "Surviving Party") will retain those rights to information or technology that, in the sole discretion of a Surviving Party, is necessary for that Patty to continue its business operations.

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Section 11. Entire Agreement

This Agreement, including Attachment A, embodies the entire agreement and understanding between the parties, and there are no other agreements and understandings, oral or written, with reference to the subject matter hereof that are not merged herein and superseded hereby.

IN WITNESS WHEREOF, this Agreement, which is subject to the tenns and conditions of Sections 1 through 11 and Attachment A, is accepted as of the date first written above.

US FUEL CORrlON		WOOLPERT, INC.

Signed:	/s/ Harry Bagot	Signed:	/s/ Michael J. Stanoikovich

Typed Name:	Harry Bagot	Typed Name:	Michael J. Stanoikovich

Title:	President & CEO	Title:	Sr. Vice President

Date:	May 3, 2013	Date:	May 9, 2013

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ATTACHMENT A: SCOPE OF SERVICES MENU

Components of project- Greenfield:

•	Roadway access road
•	Off-Site Utilities
•	On-Site Utility Infrastructure
•	Site Improvements to include:
o	Grading, Drainage, Erosion Control
o	Perimeter Fencing
o	Parking, Drives and Walks
o	Landscaping
•	Coal storage depot - Fuel Aeration
•	Mobile tanker storage parking
•	Process Equipment, Panels, and Emission Controls
•	Building Structure and Spill Containment
•	MEP Support equipment
•	Emergency Electrical Generation
•	Fuel Stock Depot
•	Telecommunication, Audio-Visual, Security

Scope of Services:

Owners Budget:

Definition: The Owner Budget to detail and provision for all elements of project including general conditions, O/H, and contractor profit plus.....

•	Engineering Fees
•	Architecture Fees
•	Permitting Fees
•	Testing, Investigation, Survey, etc. Fees
•	Legal Fees
•	Utility Usage Fees
•	Costs of Land
•	Cost of Construction
•	Rights-of-way for access and public utilities
•	Core Process Engineering (coal gasification, gas cleanup, gas to liquid fuel)
•	Financing
•	Contingencies for change in the work
•	Other costs responsibility of the Owner

Programming Management Elements - Owner:

•	Management Plan - (rational, strategy for purchasing construction, desired bid packages, provisional master schedule, critical dates)

Woolpert Use Only
Reviewed As To Fann:,__________
_____ Date:,__________________

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•	Provisional Cost Model
•	Feasibly Studies (increased efficiency, prolonged life cycle, reduced maintenance and energy expenses, operational costs)
•	Cost management procedures
•	Cost Adjustment Sessions
•	Preliminary Provisional Network of the schedule for construction
•	Public Relations
•	Negotiation of Change Order costs and time extensions
•	Contractor Claims Negotiations
•	Training Sessions for Owner's maintenance and operational personnel
•	Move-in Coordination

Programming Management Elements - Design:

•	Pre - Design
1.	Existing Conditions Survey
2.	Functional/Space Needs Assessment
3.	Site Selection Analysis
4.	Construction Market Survey
5.	Design Phase Procedures and Reports
6.	Pre-Design Project Analysis Workshop
7.	Reporting - Management Information System (MIS) requirements for distribution
•	Design
1.	Design coordination between disciplines
2.	Progress meetings to exchange information and provide resolution design decisions
3.	Oversight Design reviews
4.	Constructability Review - (value, sequencing of construction, means, methods, duration of construction of various building methods, and constructability)

•	Bid and Award Phase
1.	Pre-Bid Conferences
2.	Addendum Processing
3.	Bid Evaluation

•	Construction Phase
1.	Pre-Construction Conferences
2.	Observation and monitoring the Contractor's activities
3.	Construction Progress Review Reporting
4.	Recovery Schedule if mandated
5.	Equipment Instruction Manuals prepared by vendors and subs
6.	As-Built Expediting
7.	Substantial Completion documentation

•	Post Construction Phase

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1.	Occupancy Permit
2.	Final Project Report

Design Services for Facility Support Structures:

-Pre-Design Services:

•	Location Investigation
o	Zoning and required variances
o	Easements
o	Community relations
o	Environmental Investigations o Permitting requirements
o	Building codes
o	Utility Coordination
•	Establish conceptual project schedule
•	Establish conceptual project budget

-	Conceptualization
•	Assembling the project team
•	Documenting Owner Project Goals, Design and Construction Criteria
•	Development of a conceptual digital model to confirm design team understanding and for presentation to various stakeholders, community and approval agencies
•	Update the Schedule and Budget based on Conceptual ModeL

-Design Documents

•	Development of a GMP bid package to include:
o	Process General Arrangement Drawings, Process and Instrumentation Diagrams
o	Plans, Elevations, Sections and Typical Wall Architectural Sections
o	MEP and Structural Drawings
o	Narrative Specifications of all disciplines
o	Fire Protection sprinkler design/fire alarm drawings
o	RCDD sub - audio, visual, communication, security, data and /or other low voltage system design
•	Update the Schedule and Budget based on Conceptual Model.

-Detailed Design -Construction DocumentsConstruction Drawings and Specifications based on the approved GMP Documents. Documents to include:

o	Architectural
o	Structural and Mechanical

o	Fire Protection sprinkler design/fire alarm drawings

-Construction Coordination

-Closeout

Design Services for Plant Site Support:

-Concept

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•	Rough grading - balanced
•	Schematic stormwater collection and storage
•	Schematic utility supply routing
•	Onsite Wastewater Treatment options
•	Plant layout - future phases area constraints; future NG Regeneration to electric plant; future reuse carbon dioxide algae and greenhouse plant
•	Site adaption of prototype (100KSF prefab building and process equipment)

-Site Investigation

•	Geotechnical borings, findings and bore logs analysis
•	Field Survey
•	Phase 1 Environmental
•	Wetland Studies
•	Wastewater Effluent Collection and Discharge
•	Traffic Impact Studies
•	Entitlement Conflicts
•	Aid to Construction impact fees

-Stormwater Management

•	SWP3 Permit

-Design Documents

•	For Bid Purposes

-Construction documents

•	Technical Specs or Reference State/county Standards

-Construction Services

•	Construction Testing Service (sub to Owner)

Design Services for Existing Facility Modification

Either from previous owner archives or the local jurisdiction assessment office, identify the following potential impacts to the process plant installation at the existing facility site:

•	Zoning restrictions and requirements are consistent with intended use for buildings and site
•	Distances from buildings and structures are sufficient to property lines and public right-of-ways.
•	Emergency vehicles have access around the perimeter of the building for fighting fires and rescue
•	Building exits are sufficient in number and location to allow egress within the allowable travel distances
•	Building heights and footprints do not exceed the allowable size for the intended use
•	Building is constructed of non-flammable materials including wall and roof materials
•	Sprinkler systems are sufficient in coverage for the intended use
•	Fire separation and fire wall ratings are sufficient to divide occupancies

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•	The facility is handicap accessible for required areas such as offices and observation areas
•	Lighting levels are sufficient
•	Ventilation levels are sufficient
•	Hazardous material isolation
•	Building structure and concrete slabs can support equipment
•	Public utilities are sufficient including power, water, sewer and communication systems

Clarifications for Owner - General Contractor Agreement

The Design-Build Program Manager (Woolpert) will not issue instructions contrary to the Agreement between Owner and Contractor. Communication between the Design-Build Program Manager and the Contractor with regard to inspection shall not in any way be construed as binding the Design-Build Program Manager or Owner, or releasing the Contractor from fulfillment of any of the terms of its contract.

Performance of the Design-Build Program Manager role shall not make the Design Build Program Manager liable for or an insurer of the performance of the Contractor.

Performance of the Design-Build Program Manager role shall not require the Design Build Program Manager to have control or charge of or advise on or issue directions concerning aspects of the construction means, methods, techniques or sequences; or for safety procedures or programs in connection with the Work.

Owner will direct General Contractor to implement BIM to be utilized by any vendor or subcontractor who will generate shop drawings for fabrication purposes. BIM implementation is to allow the manufacturer/subcontractor knowledge, skills, and services to be applied for the benefit of the project.

Subcontractors or material suppliers are to supply the following:

•	Material procurement scheduling
•	Product data sheets
•	Life cycle and energy efficiency data
•	Cost data to validate estimate/schedules
•	Tolerances
•	Prefabrication opportunities

The milestone schedule will address allowances for the Owners Representative, performance requirements of the Owner, consultants and approval of submission of documents by authorities having jurisdiction over the project.

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